Exhibit 10.1

This LEAVE AND LICENCE INDENTURE (herein after referred to as “Agreement” and or “Indenture”) made and entered into at Chennai on this 14th day of March in the year two thousand five between

Mr. S.K. DHARMALINGAM, S/o, MR.C.M.Kannappa Naicker, having office at GUNA COMPLEX, Door No.443(304), Anna Salai, Teynampet, Chennai 600 018, hereinafter called “THE LESSOR” (which expression shall, unless repugnant to the context or meaning thereof, be deemed to include his heirs, representatives, executors, administrators and assigns) of ONE PART:

AND

M/s LIONBRIDGE TECHNOLOGIES PRIVATE LIMITED, a Company registered under the Companies Act 1956 having its registered office at Spectra Building, Hiranandani Business Park, Powai, Mumbai 400 076 hereinafter called “THE LESSEE” (which expression shall, unless repugnant to the context or meaning thereof, be deemed to include their successors and permitted assigns) of the OTHER PART:

AND WHEREAS the Lessor is the absolute owner seized and possessed and otherwise well and successfully entitled to the Premises consisting of about 12000 sq.ft. in the Ninth Floor of Annexure II Building of Guna Complex, bearing door No.443, Anna Salai, Teynampet, CHENNAI 600 018 which is more particularly described in the Schedule (hereinafter referred to as “Premises”).

AND WHEREAS the Lessee is desirous for taking the said Premises on lease to function their office and other allied/associated divisions from the said Premises for the period and on the terms and conditions as set out hereunder.

AND WHEREAS the Lessor has agreed to demise unto the Lessee the aforesaid Premises at the rent and subject to the terms, covenants and agreements hereinafter reserved and contained:

NOW THIS INDENTURE WITNESSETH as follows:

1. That in pursuance of this Lease Agreement and in consideration of the rent hereinafter reserved and the covenants on the part of the Lessee hereinafter contained, the Lessor doth hereby demise unto the Lessee the aforesaid Premises having a total area of 12000 sq.ft. or thereabout and more particularly described in the schedule hereunder, together with all fixtures (as detailed in Annexure I), therein subsisting and with full right and liberty to the Lessee, their servants, workmen and all persons authorized by or having business with the Lessee to use in common with the Lessor and other tenants of the said building, the stairs, lifts and common passage in the said building for the purpose of ingress and egress to and from the Premises to have and to hold the demised Premises unto the Lessee for a period of Three years commencing from the 15th April’2005 yielding and paying to the Lessor during the said term the rental charges of Rs.3,00,000/- (Rupees Three Lakhs only) per month on the area of 12000sq.ft., calculated at the rate of Rs.25/- per sq.ft. per month comprised of Rs.1,80,000/- (Rupees One Lakh Eighty Thousands only) towards rent and Rs.96,000/- (Rupees Ninety Six Thousands only) towards amenities and Rs.24,000/- (Rupees Twenty Four Thousands only) towards building maintenance charges inclusive of all rates or taxes existing as at present. The rent and allied charges as specified above shall be paid not later than the tenth day of the succeeding English Calendar month.

The parties hereto agree that the present outgoings in respect of the said property, viz, all maintenance charges, existing and future municipal and other rates, taxes, charges, cessess, assessments and outgoings assessed, charged, imposed or payable in respect of the said Premises are included in the above rent and related charges and the Lessee shall not be called upon to contribute or pay towards any taxes or outgoings.

In the event the Lessee pays such a rate, taxes the same may offset such amounts paid against any future rental payments due Lessor.

2. The Lessee shall deposit a sum of Rs.15,00,000/- (Rupees Fifteen Lakhs only) as interest free Refundable Security Deposit with Lessor, being the 5 months rental charges, which shall be refunded by the Lessor in full on termination of the tenancy or vacation and surrender of the tenancy portion, subject to the condition that all the dues on account of rent are cleared by the Lessee to the satisfaction of the Lessor and the Premises is handed over back to the Lessor in the same condition as taken over by them with reasonable wear and tear excepted. In the event of any increase in the rate of rent after the initial period of Agreement, the security deposit shall be increased proportionately.

3. The Lessee shall not sub-let, re-let, share or part with the possession of the demised Premises or any part thereof to any person or persons, provided however, the Lessee shall be entitled to allow the use of the said Premises to its associate/subsidiary, parent, partners, client and vendor companies.

4. The Lessee shall pay all the Electricity charges for consumption of electricity in the Licensed Premises during the term of this Lease . Any increase in the security deposits held by the TNEB, shall be paid by the Lessee If any bills for electricity are issued after the expiry or earlier termination of this Agreement, Lessee is responsible only for that portion of such bill relating to consumption during the term of this Lease and its occupancy of the Leased Premises by the Lessee

5. The Lessee shall use the demised Premises for the legitimate activities connected with the work of their bona fide business only.

6. The payment of rent shall be paid in the form of Account payee Cheques drawn in favour of the Lessor or his nominee as stated herein above. Any payments not made within 15 days of their scheduled payment dates shall warrant penal interest at 18% per annum provided that Lessor has notified Lessee of non-receipt of payment when due and provided Lessee with an opportunity to cure such payment default. In case of continued non-payment of rent for a period of exceeding three months, and provided Lessor is not in default of any provision under this Lease, the tenancy shall stand disqualified and it empowers the Lessor to demand vacation of the Premises by the Lessee after adjusting the rental and other dues against the security deposit held by the Lessor.

7. The Lessee shall not make any material alterations in the said Premises. However, the Lessee shall have right to make suitable modifications and electrical fittings as necessary for their business, but shall not be entitled to claim any compensation from the Lessor for such addition/alteration. The Lessee shall obtain prior consent of the Lessor before making such addition/ modifications to the structure of the Premises and its existing fixtures other than the normal repair and upkeep on account regular usages.

8. The Lessee shall take necessary registration, license etc. as required under the Municipal, State / Central government laws for activities carried on within the said Premises. The Lessor shall be in no way responsible for any lapses on the part of the Lessee in observing such obligations. The Lessor shall accord reasonable non objection certificates for assisting the Lessee for necessary governmental approvals.

9. The Lessor shall carry out maintenance of power and water supply to ensure uninterrupted and regular service of the same, except in case of general power cut by the authorities in the Premises.

10. The Lessor shall look after the upkeep and ensure cleanliness of the surroundings of the Premises within the compound.

11. The Lessee shall not cause any damage to the building and its fittings connected with electrical, sanitary and water lines and shall surrender possession of the Premises on termination of the lease in the same condition as received upon commencement of the Lease, reasonable wear and tear excepted. In case of any damage or loss caused by the acts and intents of the Lessee to the fittings, fixtures or buildings etc. by the Lessee, the Lessee shall adequately compensate the Lessor for the same, or the Lessor shall be entitled to adjust such loss or damage against the security deposit held by him.

12. In case of any transfer of title of the Premises, the agreement shall be modified to the required extent on consent between the Lessee and the transferee.

13. The Lessor shall permit the Lessee to have uninterrupted and peaceful possession and enjoyment of the demised Premises during the currency of the lease.

14. The lessee shall have no objection to the Lessor or any of his representatives to enter upon and inspect the Premises at its regular business hours after giving due notice and provided Lessor is accompanied by a representative of Lessee

15. The Lessor shall pay all the municipal taxes, such as Property Tax, Water Tax, Quit rent etc. when due regularly in respect of the demised Premises.

16. The Lessor shall keep the exterior of the Premises and stairs and passages leading thereto, and the lift facility well serviceable and sufficiently clean and lighted, and in compliance with all applicable laws and regulations relating thereto.

17. On expiry of the lease period of three years as provided herein above, the Lessee will have an option to have the lease period extended by a further period of 5 years with a one-time increase of 15% during such 5 year extension period of rental charges and other covenants to be observed during the extended period shall be mutually discussed, settled and agreed upon on the basis of the then existing conditions, and such extension shall be by way of a separate lease deed.

18. (a) Option to Terminate Lease for Convenience. The Lessee will have option to vacate the demised Premises any time within the Lease period by giving three month’s notice in writing or surrendering three month’s Rental charges in lieu thereof. Upon the provision of any such notice hereunder, Lessee’s obligations to make any further payment of rent for this three month period will cease but Lessor shall be entitled to apply a portion of the security deposit equal to three month’s rent to cover Lessee’s tenancy during such time. Upon the effective date of the notice, Lessor shall return to Lessee the remaining security deposit, which shall be equal to two month’s rent. In the event Lessee provides notice in advance of such three month period, following the provision of such notice hereunder, Lessee may direct Lessor to apply any or all of the Security Deposit held by the Lessor to cover any rental payments due Lessor from Lessee during the remainder of the Lease.

(b) Option to Terminate Lease for Cause. If Lessor breaches any term of this Lease and such breach is not corrected within 10 days written notice thereof by Lessee, Lessee, at its option and in addition to any other rights and remedies available to it, may (i) immediately terminate this Lease and all of its obligations thereunder, including its obligations to pay rent, (ii) withhold payment of any rent due until such breach is remedied, (iii) offset from any rent payment otherwise due an amount representing the diminution in value due to Lessor’s breach, and (iv) offset from any rent payment otherwise due any amounts expended by Lessee to correct, repair or otherwise address the damages caused by Lessor’s breach.

19. The Lessee shall not carry on or permit to be carried on in the demised Premises or in any part thereof, any offensive noisy or dangerous trade or business, or commit or permit to be committed in the demised Premises anything which may amount to be a public nuisance.

20. The Lessor shall in addition provide 12 numbers of Car parking and sufficient two wheeler parking which shall be used by the Lessee and its employees.

21. The Lessee be allowed to have an insurable interest on the said Premises until it is under its occupation and the Lessor shall not take any step which may jeopardize the Lessee’s business interest in any way.

22. In the even of the Premises or any part thereof is destroyed or damaged or rendered unusable or inappropriate by fire, strom, flood, tempest, earthquake, enemies, war, riot, civil commotion, strike, lockout, labor unrest, political unrest, action of decree of governmental authorities whether by regulation, administrative action or otherwise, act of terrorism or in the event that any irresistible force or, in action or otherwise, acts beyond the control of the Lessee such a change in business condition or act of God make the occupation of the office unfeasible, then in that event the Lessee shall give written notice to immediately terminate the Lease and Lessor shall immediately refund to the Lessee the security deposit and any advance rent paid by the Lessee to the Lessor, if any, for the unexpired period of the Lease.

23. In the event the Premises are rendered unusable for any reason other than due to Lessee’s actions or inactions, the Lessee shall be exempted from paying the rent for such period until it has been restored back to full usability.

24. In the event of Lessor sells and/or transfers his right, title or interest in the said Premises as a whole or in part or parts thereof to any person, then such sale or transfer shall not deprive the Lessee of the Lease given under these presents and the Lessee shall be entitled to use the said Premises on the same terms and conditions as are contained herein. The Lessor shall cause the prospective owner or landlord to enter an agreement with the Lessee confirming the terms herein agreed for the balance period of this agreement and the prospective owner shall be replaced as Lessor instead and place of the present Lessor.

25. On the expiry of this Lease the Lessee shall hand over back the vacant possession of the Premises which shall be reciprocated by the refund of Security Deposit by the Lessor which shall be simultaneous. In the case of default by the Lessor on the return of the Security Deposit so mentioned, the default shall attract an interest calculated at the rate of 18 per cent per annum on the amount of deposit outstanding calculated payable starting from 7 days of expiry of the Lease until the day it is paid and the Lessee shall not be required to pay the monthly rent for this period of occupation for which the Licensor was unwilling/unable to refund the above security deposit to the Lessee. However, continued occupation of the Licensed Premises by the Lessee under such circumstances shall not be deemed to be an extension or renewal of the Lease and shall in no way reduce the Lessor’s obligation to repay the Security Deposit in full.

26. Both the parties agree that the above recital shall be registered under the Tamil Nadu Rent control act, and Lessor or the Lessee shall tender this agreement for registration the concerned authorities at Chennai.

27. Any notice required to be given hereunder shall be sufficiently severed on the Lessors, if forwarded by Registered Post A.D to the Lessors aforementioned address and on the Lessee if forwarded by Registered Post A.D to the Lessee’s aforementioned addressed in Mumbai and the notice send by post as aforesaid shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

28. Lessee’s obligations hereunder are conditional on Lessor addressing, to Lessee’s satisfaction on or before the commencement date hereunder, those maintenance issues listed on Schedule B hereto and its approval of the items and conditions set forth on Annexure II..

IN WITNESS WHEREOF the parties hereto have sent and subscribed their respective hands and seal the day and year first herein above written.

SIGNED AND DELIVERED by the withinnamed

Lessor Mr. Mr. S.K. DHARMALINGAM,

SIGNED AND DELIVERED by the withinnamed

Lessee M/s. LIONBRIDGE TECHNOLOGIES PRIVATE LIMITED

Through its authorised representative Mr.Harish Joshy Director of the company

SCHEDULE OF PROPERTY

CHENNAI CORPORATION DIVISION NO.116, R.S.NO.3814, 3815, DOOR NO.443(304), ANNA SALAI, TEYNAMPET, CHENNAI 600 018, KNOWN AS GUNA - COMPLEX, ANNEXE II BUILDING , 9th FLOOR MEASURING ABOUT 12000 SQ.FT. TOGETHER WITH THE FITTINGS & FIXTURES.

Signed and delivered at CHENNAI on the day, month and the year first above written in the presence of;

LESSEE.	LESSOR.

WITNESS:

1.

2.